Exhibit 10.1

July 18, 2006

Mr. John H. Jungbauer

Principal Financial Officer and

Principal Accounting Officer

MedicalCV, Inc.

9725 South Robert Trail

Inver Grove Heights, MN 55077

Re:          Second Amendment to Executive Employment Agreement

Dear Mr. Jungbauer:

Reference is made to your Executive Employment Agreement with MedicalCV, Inc. (“MedCV” or “we”) dated August 8, 2005 (the “Employment Agreement”) providing for your employment as Vice President, Finance and Chief Financial Officer of MedCV, as amended by the Amendment to Executive Employment Agreement dated April 6, 2006 (the “First Amendment”). The Employment Agreement as amended by the First Amendment is referred to herein as the “Amended Employment Agreement.”  Following our discussions concerning the implications associated with extending the period during which your vested stock options may be exercised, we have reached a mutual decision to delete Section 4 of the First Amendment.

NOW, THEREFORE, in consideration of the mutual covenants contained in this letter agreement (the “Second Amendment”), and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, you and MedCV agree as follows:

1.             Section 4 of the First Amendment is hereby deleted in its entirety.

2.             This Second Amendment shall be given retroactive effect to April 6, 2006.

3.             Except as provided above, the remaining terms and conditions of the Amended Employment Agreement shall remain in full force and effect.

MEDICALCV, INC.

By:	/s/ Marc P. Flores
Marc P. Flores
President and Chief Executive Officer

/s/ John H. Jungbauer
John H. Jungbauer